Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-274580) on Form S-8 of SR Bancorp, Inc. of our report dated September 28, 2023, with respect to the consolidated financial statements of Somerset Savings Bank, SLA and Subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2023.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

September 28, 2023